                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 12


                         Mine Safety Appliances Company
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                  602720104
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank Corp.   25-1435979


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization  Pennsylvania


  Number of Shares             5) Sole Voting Power                      60,804
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                   607,633


                               7) Sole Dispositive Power                326,676


                               8) Shared Dispositive Power              340,853



    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        668,529


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                  11.36


   12) Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 12


                         Mine Safety Appliances Company
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                  602720104
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bancorp, Inc.  51-0326854


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)  Citizenship or Place of Organization  Delaware


   Number of Shares         5) Sole Voting Power                         60,804
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                      607,633


                            7) Sole Dispositive Power                   326,676


                            8) Shared Dispositive Power                 340,853


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        668,529


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


    11) Percent of Class Represented by Amount in Row (9)                 11.36

    12) Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934
                               Amendment No. 12

                        Mine Safety Appliances Company
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                  602720104
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank, National Association   25-1197336


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization  United States


  Number of Shares             5) Sole Voting Power                      59,804
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                   607,633


                               7) Sole Dispositive Power                326,676


                               8) Shared Dispositive Power              340,853


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        667,529


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                  11.34


   12) Type of Reporting Person (See Instructions)                           BK

   Explanatory Note: This Amendment No. 12 is being filed to correct information reported in Amendment No. 11 for shared dispositive power and aggregate beneficial ownership of PNC Bank Corp. and PNC Bancorp, Inc.



   Item 4 - Ownership:
      (a) Amount Beneficially Owned:
                                                                        668,529


      (b) Percent of Class:
                                                                          11.36


      (c) Number of shares to which such person has:
          (i) sole power to vote or to direct the vote                   60,804
          (ii) shared power to vote or to direct the vote               607,633
          (iii) sole power to dispose or to direct the disposition of   326,676
          (iv) shared power to dispose or to direct the disposition of  340,853


   Item 7 - Identification and Classification of the Subsidiary Which Acquired Security Being Reported on by the Parent Holding Company:

   Included are the following subsidiaries of PNC Bank Corp. - HC :

   PNC Bancorp, Inc. - HC (wholly owned subsidiary of PNC Bank Corp.)

   PNC Bank, N.A. - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

   PNC Bank, Ohio, National Association - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

         Item 10 - Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 21, 1995
         _____________________________________________________________________
         Date

         /s/ William F. Strome
         _____________________________________________________________________
         Signature - PNC Bank Corp.


         William F. Strome, Senior Vice President
         _____________________________________________________________________
         Name/Title






         February 21, 1995
         _____________________________________________________________________
         Date


         /s/ Paul L. Audet
         _____________________________________________________________________
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         _____________________________________________________________________
         Name/Title




         February 21, 1995
         _____________________________________________________________________
         Date


         /s/ William F. Strome
         _____________________________________________________________________
         Signature - PNC Bank, National Association


         William F. Strome, Senior Vice President
         _____________________________________________________________________
         Name/Title


        An agreement to file a joint statement was previously filed as Exhibit A to Amendment No. 11.